Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company

Announces Completion of Merger and Reorganization as a REIT

Baton Rouge, LA – November 19, 2014 – Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces the completion of its merger with and into its wholly owned subsidiary, Lamar Advertising REIT Company. The merger was the final step in Lamar’s plan to reorganize its business operations to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes for the taxable year commencing January 1, 2014. Lamar received the necessary stockholder approvals with respect to the merger at a special meeting of stockholders held on November 17, 2014. The merger was effective as of 11:59 p.m., Eastern Standard Time, on November 18, 2014, at which time Lamar Advertising REIT Company was renamed “Lamar Advertising Company.”

As a result of the merger, stockholders of Lamar’s Class A common stock, Class B common stock and Series AA preferred stock automatically became stockholders of Lamar Advertising REIT Company’s Class A common stock, Class B common stock and Series AA preferred stock, respectively. Shares of the Class A common stock will continue to trade on the NASDAQ Global Select Market under Lamar’s current symbol, “LAMR.”

Forward-Looking Statements

This press release contains forward-looking statements concerning Lamar Advertising Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding its ability to qualify or continue to qualify as a REIT. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the risk factors included in Item 1A of Lamar Advertising Company’s Annual Report on Form 10-K for the year ended December 31, 2013. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.

General Information

Lamar Advertising Company is a leading outdoor advertising company currently operating over 150 outdoor advertising companies in 44 states, Canada and Puerto Rico, logo businesses in 23 states and the province of Ontario, Canada and over 60 transit advertising franchises in the United States, Canada and Puerto Rico.

Company Contact:	Buster Kantrow
Director of Investor Relations
(225) 926-1000
bkantrow@lamar.com